OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Freeport-McMoRan Copper & Gold Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (01-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice of Annual Meeting of Stockholders
May 5, 2005

March 22, 2005

Date:	Thursday, May 5, 2005

Time:	1:00 p.m., Eastern Time

Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware 19801

Purpose:	• To elect nine directors

• To ratify the appointment of our independent auditors

• To vote on a new annual incentive plan

• To vote on two stockholder proposals, if presented at the meeting, and

• To transact such other business as may properly come before the meeting

Record Date:	Close of business on March 9, 2005
      Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

By Order of the Board of Directors.

William H. Hines
Secretary

Notice of Annual Meeting of Stockholders
Who Can Vote
Voting Rights
Quorum
How Your Proxy Will Be Voted
Proxy Solicitation
Stockholder Proposals
Corporate Governance
Election of Directors
Stock Ownership of Directors and Executive Officers
Stock Ownership of Certain Beneficial Owners
Executive Officer Compensation
Corporate Personnel Committee Report on Executive Compensation
Compensation Committee Interlocks and Insider Participation
Audit Committee Report
Independent Auditors
Performance Graph
Certain Transactions
Proposal to Adopt the 2005 Annual Incentive Plan
Stockholder Proposals
Financial Information
2005 ANNUAL INCENTIVE PLAN OF FREEPORT-McMoRan COPPER & GOLD INC.

Information about Attending the Annual Meeting
If you plan to attend the meeting, please bring the following:
      1. Proper identification.
      2. Acceptable Proof of Ownership if your shares are held in “Street Name.”
Street Name means your shares are held of record by brokers, banks or other institutions.
Acceptable Proof of Ownership is (a) a letter from your broker stating that you owned Freeport-McMoRan Copper & Gold Inc. stock on the record date or (b) an account statement showing that you owned Freeport-McMoRan Copper & Gold Inc. stock on the record date.
Only stockholders of record on the record date may attend or vote at the annual meeting.
Post-Meeting Report of the Annual Meeting
A post-meeting report summarizing the proceedings of the meeting will be available on our web site at www.fcx.com within 10 days following the meeting. A copy of the report will be mailed at no charge to any stockholder requesting it.

FREEPORT-McMoRan COPPER & GOLD INC.
1615 Poydras Street
New Orleans, Louisiana 70112
      The 2004 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about March 22, 2005.
      This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Freeport-McMoRan Copper & Gold Inc. for use at our Annual Meeting of Stockholders to be held on May 5, 2005, and at any adjournments (the meeting).
Who Can Vote
       If you held any Company Stock on the record date then you will be entitled to vote at the meeting. Company Stock refers to our common stock and voting preferred stock described below. Our voting preferred stock is represented by depositary shares, each of which represents a fraction of a share of our preferred stock.

Common Stock Outstanding on Record Date

No. of Shares
Name of Security	Outstanding

Class B Common Stock	179,647,096

Preferred Stock Outstanding on Record Date

	No. of Depositary		No. of Preferred
Name of Security	Shares Outstanding		Shares Outstanding

Gold-Denominated Preferred Stock, Series II	4,305,580	*	215,279
Silver-Denominated Preferred Stock	4,760,000	**	29,750
Total Shares Eligible to be Voted at the Meeting			179,892,125

*	Each depositary share represents 0.05 shares of our preferred stock, thereby giving all such shares an aggregate of 215,279 votes.

**	Each depositary share represents 0.006250 shares of our preferred stock thereby giving all such shares an aggregate of 29,750 votes.
Voting Rights
       Each share of Company Stock that you hold entitles you to one vote on each matter on which holders of such stock are entitled to vote. At the meeting, holders of common stock may vote on all matters and holders of depositary shares may only vote on the election of directors. As a holder of depositary shares, you vote by instructing the depositary either to vote the preferred stock represented by your depositary shares for director nominees or to withhold votes from director nominees. Inspectors of election will count votes cast at the meeting.
      Our directors are elected by a plurality of shares voted, with the holders of our common stock and voting preferred stock voting together as a single class. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of our common stock present at the meeting, except as otherwise provided by statute, our certificate of incorporation or our by-laws.
      Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the company on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.”
      Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to all other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.
Quorum
       A quorum at the meeting is a majority of the Company Stock entitled to vote, present in person or represented by proxy. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of Company Stock represented by properly executed and returned proxies will be treated as present. Shares of Company Stock present at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.
How Your Proxy Will Be Voted
       The board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.
      Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, your proxy representing
      (1) our common stock will be voted:

•	in favor of the proposed director nominees,

•	for the ratification of the appointment of the independent auditors,

•	for the adoption of the 2005 Annual Incentive Plan,

•	against both stockholder proposals, if presented at the meeting, and
      (2) depositary shares representing our voting preferred stock will be voted in favor of the proposed director nominees.
      We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. By signing and returning the enclosed proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the meeting, and they intend to vote on any such other matter in accordance with their best judgment.
      Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting.
Proxy Solicitation
       We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson’s services will be $9,000 plus its reasonable out-of-pocket expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means.
Stockholder Proposals
       If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 1615 Poydras St., New Orleans, Louisiana 70112 by November 22, 2005.
      If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary, at the above address, by January 6, 2006, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our Corporate Secretary, or access our by-laws on our web site at http://www.fcx.com/aboutus/bylaws.htm. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.
Corporate Governance
Corporate Governance Guidelines; Ethics and Business Conduct Policy
      Our Corporate Governance Guidelines are available at http://www.fcx.com/aboutus/corpgov-guide.htm, and our Ethics and Business Conduct Policy is available at http://www.fcx.com/aboutus/ethics.htm. We intend to post promptly on that web site amendments to or waivers, if any, from our Ethics and Business Conduct Policy made with respect to any of our directors and executive officers.
Board Structure and Committee Composition
      As of the date of this proxy statement, our board consists of nine members. We also have two advisory directors and one director emeritus. Advisory and emeritus directors do not vote. Our board held five regularly-scheduled meetings and two special meetings during 2004. In accordance with our Corporate Governance Guidelines, non-employee directors met in executive session at the end of each regularly-scheduled board meeting. The chair of executive session meetings rotates among the chairpersons of the four standing committees (discussed below), except as the non-management directors may otherwise determine for a specific meeting.
      Our board has four standing committees: an audit committee, a corporate personnel committee, a nominating and corporate governance committee, and a public policy committee. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our web site at www.fcx.com. During 2004, each of our directors attended at least 75% of the aggregate number of board and applicable committee meetings. Directors are invited but not required to attend annual meetings of our stockholders. None of the directors attended the last annual meeting of stockholders.

Audit		Meetings
Committee Members	Functions of the Committee	in 2004

Robert A. Day, Chairman Gerald J. Ford H. Devon Graham, Jr.	• please refer to the Audit Committee Report	4

Corporate Personnel		Meetings
Committee Members	Functions of the Committee	in 2004

H. Devon Graham, Jr., Chairman Robert J. Allison, Jr. Bobby Lee Lackey J. Taylor Wharton	• please refer to the Corporate Personnel Committee Report on Executive Compensation	4

Nominating and
Corporate Governance		Meetings
Committee Members	Functions of the Committee	in 2004

Robert J. Allison, Jr., Chairman Robert A. Day Gerald J. Ford	• nominates individuals to stand for election or re-election as directors • considers recommendations by our stockholders of potential nominees for election as directors • conducts annual board and committee evaluations • makes recommendations to our board concerning the structure of our board and corporate governance matters	2

Public Policy		Meetings
Committee Members	Functions of the Committee	in 2004

J. Taylor Wharton, Chairman Robert J. Allison, Jr. J. Bennett Johnston Bobby Lee Lackey B. M. Rankin, Jr.	• oversees our compliance programs relating to our social, employment and human rights policies • oversees our governmental and community relationships and information programs • oversees our safety and environmental programs • oversees our charitable and philanthropic contributions	3
Board and Committee Independence and Audit Committee Financial Experts
      On the basis of information solicited from each director, and upon the advice and recommendation of the Nominating and Corporate Governance Committee, the board has affirmatively determined that each of Messrs. Allison, Day, Ford, Graham, Lackey and Wharton has no material relationship with the company and is independent within the meaning of our Corporate Governance Guidelines, which comply with the New York Stock Exchange (NYSE) director independence standards, as currently in effect. In making this determination, the Nominating and Corporate Governance Committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the Committee considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The Nominating and Corporate Governance Committee made a recommendation to the board that six directors be considered independent, which the board approved.
      Further, the board has determined that each of the members of the Audit, Corporate Personnel, and Nominating and Corporate Governance Committees has no material relationship with the company and is independent within the meaning of our Corporate Governance Guidelines, which adopt the heightened statutory and NYSE independence standards applicable to audit committee members. In addition, the board has determined that each member of the Audit Committee — Messrs. Day, Ford and Graham — qualifies as an “audit committee financial expert,” as such term is defined by the rules of the Securities and Exchange Commission (the SEC).
Consideration of Director Nominees
      In evaluating nominees for membership on the board, the Nominating and Corporate Governance Committee applies the board membership criteria set forth in our Corporate Governance Guidelines. Under these criteria, the committee will take into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a large publicly traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. The committee evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.
      Our Nominating and Corporate Governance Committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our Corporate Governance Guidelines.
      As stated above, the Nominating and Corporate Governance Committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Secretary, Freeport-McMoRan Copper & Gold Inc., 1615 Poydras Street, New Orleans, Louisiana 70112. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our Corporate Governance Guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.
      In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than January 6, 2006. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2006 annual meeting or 10 days following the public announcement of the date of the 2006 annual meeting. Any stockholder submitting a nomination under our by-law procedures must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Secretary, Freeport-McMoRan Copper & Gold Inc., 1615 Poydras Street, New Orleans, Louisiana 70112.
Communications with the Board
      Individuals may communicate directly with our board (or any individual director) by writing to the director or the Chairman of the Board at Freeport-McMoRan Copper & Gold Inc., 1615 Poydras Street, New Orleans, Louisiana 70112. The company or the Chairman will forward the stockholder’s communication to the appropriate director.
Director Compensation
Cash Compensation
      Each non-employee director and advisory director receives an annual fee of $40,000. Committee chairs receive an additional annual fee as follows: Audit Committee, $15,000; Corporate Personnel Committee and Public Policy Committee, $10,000; Nominating and Corporate Governance Committee, $5,000. Each non-employee director and each advisory director receives a fee of $1,500 for attending each board and committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Each employee director receives a fee of $1,500 for attending each board meeting.

2004 Director Compensation Plan
      The 2004 Director Compensation Plan, which was approved by the stockholders at the 2004 annual meeting, is an equity-based compensation plan for non-employee directors and advisory directors. Pursuant to the plan, on June 1st of each year, each non-employee director and advisory director receives a grant of options to acquire 10,000 shares of our common stock and 2,000 restricted stock units. The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. The restricted stock units also vest ratably over the first four anniversaries of the grant date.
      In addition, the plan provides that participants may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on such date. The plan further provides that participants may elect to defer all or a portion of their annual fee and meeting fees, and that such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JP Morgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant.
      Accordingly, on June 1, 2004, each non-employee director and advisory director was granted an option to purchase 10,000 shares of our Class B common stock at a grant price of $33.47 and 2,000 restricted stock units.
Matching Gifts Program
      The Freeport-McMoRan Foundation (the Foundation) administers a matching gifts program that is available to our directors, officers, employees, full-time consultants and retirees. Under the program, the Foundation will match a participant’s gifts to eligible institutions, including educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations. The Foundation provides the gifts directly to the institution. The Foundation double matches gifts by a director not in excess of $1,000 and gifts by any other participant not in excess of $500. The annual amount of our matching gifts for any director may not exceed $40,000, and generally for any other participant may not exceed $20,000. The matching gifts made by the Foundation in 2004 for each of the participating directors and director nominees were as follows: $36,000 for Mr. Allison, $40,000 for Mr. Ford, $2,000 for Mr. Graham, $7,260 for Mr. Lackey, $11,000 for Ms. McDonald, $40,000 for Mr. Moffett, $40,000 for Mr. Rankin, $23,000 for Mr. Roy and $3,000 for Mr. Wharton.
Retirement Plan for Non-Employee Directors
      We have a retirement plan for the benefit of our non-employee directors who reach age 65. Under the retirement plan, an eligible director will be entitled to an annual benefit equal to a percentage of the standard portion of our annual directors’ fee at the time of his or her retirement. The percentage, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-employee director for us or our predecessors. The benefit is payable from the date of retirement until the retiree’s death. Each eligible director who was also a director of Freeport-McMoRan Inc., our former parent, and who did not retire from that board of directors, will receive upon retirement from our board an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death.
Election of Directors
       Our board of directors has fixed the number of directors at 11. We amended our certificate of incorporation in May 2003 to phase out the classified structure of the board under which one of three classes of directors was elected each year to serve three-year staggered terms, and provide instead for the annual election of directors, which commenced with the class of directors standing for election at the 2004 annual meeting of stockholders. The amendment did not shorten the terms of directors currently serving three-year terms. The one-year term applies to all directors as their current terms expire and to any directors appointed to fill any future vacancies on the board.
      The terms of Messrs. Allison, Day, Graham, Lackey, Moffett, Rankin and Wharton will expire at the 2005 Annual Meeting of Stockholders. The terms of Messrs. Ford and Johnston will expire at the 2006 Annual Meeting of Stockholders.
      Our board has nominated each of Messrs. Allison, Day, Graham, Lackey, Moffett, Rankin, and Wharton to serve a one-year term. Our board has also nominated each of our two advisory directors, Ms. McDonald and Mr. Roy, to serve as a director for a one-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the election of each such director, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.
Information About Nominees and Directors
      The table below provides certain information as of March 9, 2005, with respect to each director nominee and each other director. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

			Year First
Name of Nominee		Principal Occupations, Other Public Directorships	Elected a
or Director	Age	and Positions with the Company	Director

Robert J. Allison, Jr.	66	Chairman of the Board of Anadarko Petroleum Corporation. Chief Executive Officer of Anadarko Petroleum Corporation from 1979 to 2002, and Chairman, President and Chief Executive Officer in 2003.	2001

Robert A. Day	61	Chairman of the Board and Chief Executive Officer of Trust Company of the West, an investment management company. Chairman, President and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Director of Syntroleum Corporation, Société Générale and McMoRan Exploration Co. (McMoRan).	1995

Gerald J. Ford	60	Chairman of the Board of First Acceptance Corporation (formerly Liberté Investors Inc.). Former Chairman of the Board and Chief Executive Officer of California Federal Bank, A Federal Savings Bank, which merged with Citigroup Inc. in November 2002. Director of McMoRan.	2000

H. Devon Graham, Jr.	70	President of R.E. Smith Interests, an asset management company. Director of McMoRan.	2000

J. Bennett Johnston	72	Chairman of Johnston & Associates, LLC, a business consulting firm. Chairman of Johnston Development Co. LLC, a project development firm. United States Senator until 1997. Director of ChevronTexaco Corporation.	1997

Bobby Lee Lackey	67	Consultant. President and Chief Executive Officer of McManus-Wyatt-Hidalgo Produce Marketing Co., shipper of fruits and vegetables, until 2000.	1995

Gabrielle K. McDonald	62	Judge, Iran-United States Claims Tribunal, The Hague, The Netherlands since November 2001. Special Counsel on Human Rights to the Company since 1999. Judge, International Criminal Tribunal for the Former Yugoslavia from 1993 until 1999. Advisory Director of the Company and McMoRan since 2004.	1995

			Year First
Name of Nominee		Principal Occupations, Other Public Directorships	Elected a
or Director	Age	and Positions with the Company	Director

James R. Moffett	66	Chairman of the Board of the Company, and President Commissioner of PT Freeport Indonesia. Chief Executive Officer of the Company until 2003. Also serves as Co-Chairman of the Board of McMoRan.	1992

B. M. Rankin, Jr.	75	Private investor. Vice Chairman of the Board of the Company since January 2001. Vice Chairman of the Board of McMoRan since 2001.	1995

J. Stapleton Roy	69	Managing Director of Kissinger Associates, Inc., international consultants and consultants to the Company, since January 2001. Assistant Secretary of State for Intelligence and Research from November 1999 until December 2000. United States Ambassador to Indonesia from 1996 until 1999. Director of ConocoPhillips. Advisory Director of the Company since 2004.	2001

J. Taylor Wharton	66	Special Assistant to the President for Patient Affairs, Professor, Gynecologic Oncology, The University of Texas M. D. Anderson Cancer Center. Director of McMoRan.	1995
Stock Ownership of Directors and Executive Officers
      Except as otherwise indicated below, this table shows the amount of our common stock each of our directors, director nominees and named executive officers owned on March 9, 2005. Unless otherwise indicated, (a) the persons shown below do not beneficially own any of our preferred stock, and (b) all shares shown are held with sole voting and investment power and include, if applicable, shares held in our Employee Capital Accumulation Program (ECAP).

		Number of Shares
	Number of Shares	Subject to	Total Number
Name of	Not Subject	Exercisable	of Shares	Percent
Beneficial Owner	to Options	Options(1)	Beneficially Owned	of Class

Richard C. Adkerson(2)	436,503	849,480	1,285,983	*
Robert J. Allison, Jr.	5,915	15,000	20,915	*
Michael J. Arnold(3)	43,031	18,750	61,781	*
Robert A. Day	105,954	75,000	180,954	*
Gerald J. Ford	10,814	25,000	35,814	*
H. Devon Graham, Jr.	2,000	25,000	27,000	*
Mark J. Johnson	3,680	29,990	33,670	*
J. Bennett Johnston	56,514	0	56,514	*
Bobby Lee Lackey	921	0	921	*
Adrianto Machribie	0	21,250	21,250	*
Gabrielle K. McDonald	1,538	64,517	66,055	*
James R. Moffett(4)	1,543,169	930,000	2,473,169	1.4%
B. M. Rankin, Jr.(5)	458,492	10,000	468,492	*
J. Stapleton Roy	11,906	7,500	19,406	*
J. Taylor Wharton(6)	43,234	25,000	68,234	*
Directors, director nominees, and executive officers as a group (16 persons)	2,741,101	2,160,211	4,901,312	2.7%

*	Ownership is less than 1%

(1)	Our common stock that could be acquired as of May 8, 2005, upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Does not include 232,921 restricted stock units. Includes (a) 8,777 shares of our common stock held in his Individual Retirement Account (IRA) and (b) 10,000 shares of our common stock held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership.

(3)	Does not include 11,902 restricted stock units.

(4)	Includes (a) 1,479,007 shares of our common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power, (b) 7,552 shares of our common stock held by his spouse, as to which he disclaims beneficial ownership, and (c) 35,100 shares of our common stock held by a foundation with respect to which Mr. Moffett, as president and a director, shares voting and investment power, but as to which he disclaims beneficial ownership. The limited liability company through which Mr. Moffett owns his shares entered into two forward sale contracts with a securities broker pursuant to which the limited liability company agreed to sell 300,000 shares of common stock on October 26, 2009, and 150,000 shares of common stock on August 11, 2010, with the sale price to be determined and paid on the respective maturity date. Under both contracts, the limited liability company may elect to settle the contract in cash and retain ownership of the shares. The limited liability company has pledged a total of 450,000 shares to secure its obligations under these contracts but continues to hold beneficial ownership, voting power and the right to receive quarterly dividend payments of $0.25 per share with respect to the 450,000 shares.

(5)	All shares shown are held by a limited partnership in which Mr. Rankin is the sole shareholder of the sole general partner.

(6)	Includes (a) 26,937 shares of our common stock held by Mr. Wharton’s spouse, (b) 160 shares of our common stock held in an IRA for Mr. Wharton’s spouse, (c) 420 shares of our common stock held in his IRA, and (d) 5,089 shares of our common stock held by Mr. Wharton as custodian for his daughter.

Stock Ownership of Certain Beneficial Owners
      This table shows the owners of more than 5% of our outstanding common stock based on filings with the SEC. Unless otherwise indicated, all information is presented as of December 31, 2004, and all shares beneficially owned are held with sole voting and investment power.

			Percent of
	Number of Shares		Outstanding
Name and Address of Person	Beneficially Owned		Shares(1)

FMR Corp.	19,308,739	(2)	10.8%
82 Devonshire Street
Boston, Massachusetts 02109
Capital Research and Management Company	22,096,190	(3)	12.1%
333 South Hope Street
Los Angeles, CA 90071
Pioneer Global Asset Management S.p.A.	11,584,874	(4)	6.2%
Galleria San Carlo 6
20122 Milan, Italy

(1)	Based on 178,989,972 shares of our common stock outstanding as of December 31, 2004.

(2)	Based on an amended Schedule 13G filed with the SEC on February 14, 2005, FMR Corp. has no voting power with respect to 18,022,327 of these shares. Fidelity Management & Research Company is the beneficial owner of 17,923,007 shares as a result of acting as investment adviser to various investment companies and Fidelity Management Trust Company is the beneficial owner of 1,385,432 shares as a result of serving as investment manager of the institutional accounts. FMR Corp. is the parent company of each of Fidelity Management & Research Company and Fidelity Management Trust Company. FMR Corp. has no voting power over any of the shares owned by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. The total number of shares beneficially owned includes 669,235 shares of our common stock issuable upon conversion of 35,550 shares of our 5 1/2% convertible perpetual preferred stock.

(3)	Based on an amended Schedule 13G filed with the SEC on February 14, 2005, Capital Research and Management Company has no voting power with respect to any of these shares and disclaims beneficial ownership with respect to all shares shown. One of the funds advised by Capital Research and Management Company, the Growth Fund of America, Inc., has sole voting power over 9,596,000 of these shares. The total number of shares reported includes 3,496,890 shares of our common stock issuable upon conversion of 186,000 shares of our 5 1/2% convertible perpetual preferred stock.

(4)	Based on an amended Schedule 13G filed with the SEC on February 10, 2005.
Executive Officer Compensation
      This table shows the compensation paid to our chief executive officer, and each of our four most highly compensated executive officers (with respect to salary and bonus only) other than the chief executive officer (the named executive officers). During 2004, Messrs. Moffett and Adkerson also provided services to and received compensation from McMoRan. Messrs. Arnold and Johnson were elected executive officers in December 2003.
Summary Compensation Table

							Long-Term Compensation Awards

	Annual Compensation						Awards		Payout

					Other			Securities
					Annual		Restricted	Underlying		All Other
Name and					Compensa-		Stock	Options/	LTIP	Compensa-
Principal Position(1)	Year	Salary	Bonus		tion(2)		Awards(3)	SARs	Payouts	tion(4)

James R. Moffett	2004	$2,500,000	$4,267,000		$474,920	(5)	—	—	$1,352,500	$914,763
Chairman of the Board	2003	2,500,000	8,580,000		612,413	(5)	—	—	865,800	622,413
	2002	2,500,000	2,750,000		570,161	(5)	—	1,598,614	784,800	604,666
Richard C. Adkerson	2004	1,250,000	—	(3)	238,257	(5)	$3,968,243	—	1,082,000	425,276
President and Chief	2003	1,250,000	—	(3)	171,543	(5)	6,435,015	—	649,350	276,418
Executive Officer	2002	1,250,000	1,031,250		224,435	(5)	517,938	799,307	588,600	271,784
Adrianto Machribie	2004	433,333	470,000		386,844	(6)	—	85,000	351,650	—
President Director	2003	433,333	786,500		386,692	(6)	—	85,000	216,450	—
PT Freeport Indonesia	2002	433,333	725,000		392,694	(6)	—	84,857	196,200	—
Michael J. Arnold	2004	375,000	400,500	(3)	496,275	(7)	143,974	75,000	270,500	69,910
Chief Administrative Officer	2003	375,000	595,125		373,269	(7)	241,325	75,000	192,400	69,560
Mark J. Johnson	2004	375,000	384,000		11,370		—	75,000	—	45,184
Senior Vice President and	2003	184,167	300,000		6,554		—	25,000	—	25,509
Chief Operating Officer

(1)	Mr. Moffett served as Chairman of the Board and Chief Executive Officer until December 2003, when Mr. Adkerson was elected President and Chief Executive Officer.

(2)	In addition to items disclosed in notes 5, 6 and 7, amounts include our payment of taxes in connection with certain benefits we provided to the named executive officers as follows:

Name	Year	Taxes Paid

Mr. Moffett	2004	$112,522
	2003	129,508
	2002	115,917
Mr. Adkerson	2004	$39,731
	2003	26,737
	2002	31,457
Mr. Machribie	2004	$102,587
	2003	108,312
	2002	63,076
Mr. Arnold	2004	$316,903
	2003	163,302
Mr. Johnson	2004	$11,370
	2003	6,554

Does not include perquisites that we provided to each named executive officer unless the aggregate amount in any year exceeded the threshold for disclosure under the SEC rules.

(3)	In December 1999, we adopted a restricted stock units program. This program provides our executives with the opportunity to receive a grant of restricted stock units (RSU) in lieu of all or part of their cash bonus for a given year. The RSUs will ratably convert into shares of our common stock over a three-year period on each grant date anniversary. The RSUs are awarded at a premium in order to compensate for risk. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock and include market rate interest. The dividend equivalents are only paid upon vesting of the shares of our common stock.

Mr. Adkerson and Mr. Arnold elected to participate in the program with respect to their 2004 cash bonus awards payable under the annual incentive plan, which were paid in February 2005, as follows:

		Percentage of
		Cash Bonus	Grant Date
Name	RSUs	taken in RSUs	Market Value

Mr. Adkerson	107,134	100%	$3,968,243
Mr. Arnold	3,887	25%	143,974

As of December 31, 2004, based on the $38.23 market value per share of our common stock as of such date, (a) Mr. Adkerson held 205,531 restricted stock units, the aggregate value of which was $7,857,450, and (b) Mr. Arnold held 18,762 restricted stock units, the aggregate value of which was $717,271.

(4)	Except for Mr. Machribie, includes (a) our contributions to defined contribution plans, (b) our premium payments for universal life and personal excess liability insurance policies, and (c) director fees as follows:

		Plan	Insurance	Director
Name	Year	Contributions	Premiums	Fees	Total

Mr. Moffett	2004	$832,340	$71,923	$10,500	$914,763
	2003	537,990	71,923	12,500	622,413
	2002	536,314	61,352	7,000	604,666
Mr. Adkerson	2004	414,018	11,258	—	425,276
	2003	265,160	11,258	—	276,418
	2002	262,870	8,914	—	271,784
Mr. Arnold	2004	67,931	1,979	—	69,910
	2003	67,660	1,900	—	69,560
Mr. Johnson	2004	44,409	775	—	45,184
	2003	24,734	775	—	25,509

(5)	Includes the following perquisites that we provided to Mr. Moffett and Mr. Adkerson: (a) matching gifts under the matching gifts program, (b) financial and tax counseling services, (c) personal use of fractionally owned company aircraft, which the company requires for business availability and security reasons, (d) personal use of company facilities and cars, including drivers, and (e) other perquisites.

			Financial		Facility
		Matching	and Tax	Aircraft	and Car	Other
Name	Year	Gifts	Counseling	Usage	Usage	Perquisites	Total

Mr. Moffett	2004	$40,000	$20,000	$181,807	$96,238	$24,353	$362,398
	2003	40,000	20,000	295,138	108,947	18,820	482,905
	2002	40,000	19,980	268,965	104,987	20,312	454,244
Mr. Adkerson	2004	40,000	27,020	91,196	37,886	2,424	198,526
	2003	40,000	4,900	75,604	16,015	8,287	144,806
	2002	40,000	6,800	132,097	—	14,081	192,978

(6)	Includes $42,218 of an annual retirement benefit in each of 2004, 2003 and 2002 (see “— Retirement Benefit Programs”), and includes $242,039, $236,162, and $287,400 of perquisites that we provided to Mr. Machribie in 2004, 2003 and 2002, consisting of (a) $231,951, $228,751, and $251,575 for use of a company owned residence in Indonesia in 2004, 2003 and 2002; (b) $26,667 of principal payments on non-interest bearing loans to Mr. Machribie from us that were forgiven in 2002; (c) $739 of imputed interest in 2002 on these loans; and (d) $10,088, $7,411 and $8,419 for other perquisites in 2004, 2003 and 2002.

(7)	Includes $179,372 and $209,967 of perquisites that we provided to Mr. Arnold in 2004 and 2003, consisting of (a) $26,516 and $76,568 in annual leave reimbursements under our compensation program for expatriate employees living overseas, (b) $74,081 and $63,402 for relocation expenses, (c) $42,500 and $35,000 for an overseas premium, and (d) $36,275 and $34,997 in other perquisites provided to Mr. Arnold.

      This table shows all stock options that we granted to named executive officers in 2004. For information regarding our stock option grant policy, see the “Corporate Personnel Committee Report on Executive Compensation.”
Option Grants in 2004

	Number of	Percent of
	Securities	Options
	Underlying	Granted to
	Options	Employees in	Exercise or		Grant Date
Name	Granted(1)	2004	Base Price	Expiration Date	Present Value(2)

Adrianto Machribie	85,000	7.1%	$36.7650	February 3, 2014	$1,295,400
Michael J. Arnold	75,000	6.2%	36.7650	February 3, 2014	1,143,000
Mark J. Johnson	75,000	6.2%	36.7650	February 3, 2014	1,143,000

(1)	25% of the stock options become exercisable on each of the first four anniversaries of the grant date. All of the stock options will become immediately exercisable in their entirety if (a) any person or group of persons acquires beneficial ownership of shares representing 20% or more of the company’s total voting power or (b) under certain circumstances, the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof.

(2)	The Black-Scholes option pricing model was used to determine the grant date present value of the stock options that we granted to the listed officers. The grant date present value was calculated to be $15.24 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option as set forth under the column labeled “Exercise or Base Price”; (b) a fair market value of $36.7650 for one share of our common stock on the grant date; (c) an annual dividend of $0.80 per share, the dividend rate at the time of the grant; (d) a term of 6 years based on an analysis of the average historical term for such stock options; (e) a stock volatility of 49%, based on an analysis of weekly closing prices of our common stock over the 6-year period prior to the grant date; and (f) an assumed risk-free interest rate of 3.6%, this rate being equivalent to the yield on the grant date on a zero-coupon U.S. Treasury note with a maturity date comparable to the expected term of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

      This table shows the option exercises in 2004 and all outstanding stock options held by each of the named executive officers as of December 31, 2004. All of these options relate to our common stock.
Aggregated Option Exercises in 2004 and Options at December 31, 2004

			Number of Securities
			Underlying Unexercised	Value of Unexercised
			Options/SARs at	In-the-Money
	Shares		December 31, 2004	Options/SARs at
	Acquired on	Value	Exercisable/	December 31, 2004
Name	Exercise	Realized	Unexercisable	Exercisable/Unexercisable

James R. Moffett	2,149,653	$42,991,865	930,000/799,308	$2,599,350/$19,131,767
Richard C. Adkerson	875,000	18,542,872	899,653/399,654	15,603,984/ 9,565,883
Adrianto Machribie	107,464	2,526,638	0/209,929	0/ 2,905,347
Michael J. Arnold	69,968	1,714,910	0/184,938	0/ 2,555,621
Mark J. Johnson	24,364	578,609	0/112,480	0/ 950,877

      This table shows all long-term incentive plan awards that we made in 2004 to each of the named executive officers.
Long-Term Incentive Plans — Awards in 2004

			Estimated
		Performance	Future
		or Other	Payouts Under
	Number of	Period Until	Non-Stock
	Shares, Units or	Maturation or	Price-Based
Name	Other Rights(1)	Payout	Plans(2)

James R. Moffett	250,000	12/31/07	$1,340,000
Richard C. Adkerson	200,000	12/31/07	1,072,000
Adrianto Machribie	70,000	12/31/07	375,200
Michael J. Arnold	60,000	12/31/07	321,600
Mark J. Johnson	60,000	12/31/07	321,600

(1)	Represents the number of performance units covered by performance awards we granted in 2004 under our Long-Term Performance Incentive Plan (Long-Term Plan). As of December 31 of each year, each named officer’s performance award account will be credited with an amount equal to the “annual earnings per share” or “net loss per share” (as defined in the Long-Term Plan) for that year multiplied by the number of performance units then credited to such performance award account. Annual earnings per share or net loss per share includes the net income or net loss of each of our majority-owned subsidiaries that are attributable to equity interests that we do not own. The Corporate Personnel Committee may, however, in the exercise of its discretion, prior to crediting the named executive officers’ performance award accounts with respect to a particular year, reduce or eliminate the amount of the annual earnings per share that otherwise would be credited to any performance award account for the year. The balance in the performance award account is generally paid as soon as practicable after December 31 of the year in which the third anniversary of the award occurs.

(2)	These amounts were calculated using the 2004 annual earnings per share (as defined in the Long-Term Plan) applied over a four-year period. Future payments attributable to these awards will be determined based on actual earnings over this period, which can be expected to differ from the 2004 annual earnings per share.

Employment Agreements and Change of Control Agreements
      Overview — Messrs. Moffett and Adkerson. In April 2001, we entered into employment agreements and change of control agreements with Messrs. Moffett and Adkerson. The Corporate Personnel Committee, advised by an independent compensation consultant retained by the committee, established the terms of these agreements, which were then approved by our board. In December 2003, we amended certain terms of the employment agreements and change of control agreements with Messrs. Moffett and Adkerson. The amendments were approved by the Corporate Personnel Committee, which was advised by an independent compensation consultant and independent legal counsel, and were then recommended to and approved by our board.
      Employment Agreements — Messrs. Moffett and Adkerson. The employment agreement with Mr. Moffett, as amended, provides for a base salary of $2,500,000 per year and eligibility for a bonus under our annual incentive plan. Mr. Moffett continues to be eligible for all other benefits and compensation, including stock options and long-term performance units, generally provided to our most senior executives. The agreement will continue through December 31, 2008, with automatic one-year extensions unless a change of control occurs or our Corporate Personnel Committee notifies Mr. Moffett of its intent not to extend the agreement.
      The employment agreement with Mr. Adkerson, as amended, provides for a base salary of $1,250,000 per year and eligibility for a bonus under our annual incentive plan. Mr. Adkerson also continues to be eligible for all other benefits and compensation, including stock options and long-term performance units, generally provided to our most senior executives. The agreement will continue through December 31, 2008, with automatic one-year extensions unless a change of control occurs or our Corporate Personnel Committee notifies Mr. Adkerson of its intent not to extend the agreement.
      The employment agreements also provide that if we terminate the executive’s employment without cause (as defined in the agreement) or the executive terminates employment for good reason (as defined in the agreement), we will make certain payments and provide certain benefits to the executive, including:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the highest bonus paid to the executive for any of the preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all stock options, restricted stock units and long-term performance incentive plan units.
      If the executive’s employment terminates as a result of death, disability or retirement, benefits to the executive or his estate include the payment of a pro rata bonus for the year of termination, a cash payment ($1.8 million for Mr. Moffett and $900,000 for Mr. Adkerson) and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier.
      As a condition to receipt of these severance benefits, the executive must retain in confidence all confidential information known to him concerning our business and us so long as the information is not otherwise publicly disclosed. Further, Messrs. Moffett and Adkerson have each agreed not to compete with us for a period of two years after termination of employment.
      Change of Control Agreements — Messrs. Moffett and Adkerson. The change of control agreements for Messrs. Moffett and Adkerson, as amended, will replace the employment agreements if a change of control of our company (as defined in the change of control agreements) occurs. If the change of control occurs prior to December 31, 2008, the agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed until the later of the third anniversary of the change of control or December 31, 2008.
      If the executive is terminated without cause or if the executive terminates for “good reason” during the covered period after a change of control, the executive is generally entitled to receive the same payments and benefits that he would receive in the event of a similar termination under the employment agreements, described above. The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction.
      If employment terminates as a result of death, disability or retirement following a change of control, the executive will receive the same benefits described above under “Employment Agreements” in the event of death, disability or retirement, except for the cash payment.
      In addition, the change of control agreements provide that the executives are entitled to receive a payment in an amount sufficient to make the executives whole for any excise tax on amounts payable under the agreements that are considered to be excess parachute payments under Section 4999 of the Internal Revenue Code.
      The confidentiality and non-competition provisions of the executives’ employment agreements continue to apply after a change of control.
      Change of Control Agreements — Messrs. Arnold and Johnson. In February 2004, we entered into change of control agreements with Messrs. Arnold and Johnson. These agreements were approved by our Corporate Personnel Committee, which was advised by an independent compensation consultant and independent legal counsel, and were then recommended to and approved by our board. If a change of control (as defined in the change of control agreements) occurs prior to December 31, 2008, the agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed until the later of the third anniversary of the change of control or December 31, 2008.
      If the executive is terminated without cause or if the executive terminates for “good reason” during the covered period after a change of control, the executive is generally entitled to receive the following:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the highest bonus paid to the executive for any of the preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all stock options, restricted stock units and long-term performance incentive plan units.
      The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction. In addition, the change of control agreements provide that the executives are entitled to receive a payment in an amount sufficient to make the executives whole for any excise tax on amounts payable under the agreements that are considered to be excess parachute payments under Section 4999 of the Internal Revenue Code.

      Executive Change of Control Severance Plan — Mr. Machribie. Certain executives, including Mr. Machribie, are subject to our executive change of control severance plan. Under the plan, if a change of control (as defined in the plan change of control agreements) occurs, and an executive is terminated without cause or if he terminates for “good reason” during the covered period after a change of control, he is generally entitled to receive the following:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to the sum of (a) the executive’s base salary plus (b) the highest bonus paid to the executive for any of the preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all stock options, restricted stock units and long-term performance incentive plan units.
The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction. In addition, the plan provides that the executives are entitled to receive a payment in an amount sufficient to make the executives whole for any excise tax on amounts payable under the agreements that are considered to be excess parachute payments under Section 4999 of the Internal Revenue Code.

Retirement Benefit Programs
      Discontinued Cash-Balance Program. Until June 30, 2000, both our company and FM Services Company, one of our wholly owned subsidiaries (the Services Company), had a traditional defined-benefit program (prior plan) paying benefits determined primarily by the individual’s final average earnings and years of service. In 1996, the prior plan was converted to a cash-balance program. The starting account balance was equal to the value of the participant’s accrued benefit as of June 30, 1996, under the prior plan. Until June 30, 2000, each account balance was increased by annual benefit credits and annual interest credits. The amount of the annual benefit credits depended on the participant’s age and service. If a participant’s age plus service equaled 65 or more as of December 31, 1996, and as of that date the participant had both attained age 50 and had at least 10 years of service, the participant was “grandfathered” into a benefit under the cash-balance program of no less than the benefit under the prior plan’s formula. Each of the named executive officers, other than Mr. Machribie, participates in the program. Upon retirement, a participant’s account balance is payable either in a lump sum or an annuity, as selected by the participant.
      Annual benefit credits (and benefit accruals under the prior plan formula for grandfathered participants) ceased effective June 30, 2000. Annual interest credits continue for each participant under the program until the end of the year in which the participant reaches age 60. The interest credit is equal to the account balance at the end of the prior year multiplied by the annual yield on 10-year U.S. Treasury securities on the last day of the preceding year. The annual yield on 10-year U.S. Treasury securities for 2004 was 4.27%.
      The cash-balance program consisted of two plans: a funded qualified plan and an unfunded non-qualified plan. The present value of the benefit earned by each participant under the non-qualified plan was transferred, effective June 30, 2000, to our unfunded non-qualified defined contribution plan. Our non-qualified defined contribution plan allows participants who earn over the qualified plan limits to contribute to such plan and to receive company contributions. The company contributes a percentage of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for Messrs. Moffett, Adkerson, Arnold and Johnson in place of the former cash-balance plan credits. Participants also may elect to contribute up to 50% of their base salary in excess of the qualified plan limits. The company makes a matching contribution equal to 100%, of the employee’s contribution, but not to exceed 5% of the participant’s compensation above the qualified plan limit. As of December 31, 2004, the unfunded balances under our non-qualified defined contribution plan for each named executive officer (other than Mr. Machribie, who does not participate in this plan), were as follows: $8.8 million for Mr. Moffett, $3.1 million for Mr. Adkerson, $0.6 million for Mr. Arnold, and approximately $36,000 for Mr. Johnson.
      We have formally terminated the qualified cash-balance plan and will distribute all assets upon receiving IRS approval of the termination. Approval has been delayed while the IRS develops a national policy regarding plans that have converted to the account balance type of design. We will contribute to the plan any amount needed to complete the funding of benefits. When IRS approval is received, a participant will be able to elect to receive his or her benefit under the plan in the form of either an annuity contract issued by an insurance company, or in a single lump sum that can be transferred into another qualified plan (such as our ECAP) or an IRA, or received in cash subject to applicable tax withholdings. If paid in a single lump sum as of December 31, 2004, the amount paid to each of the named executive officers (other than Mr. Machribie) would have been as follows: $136,704 for Mr. Moffett, $102,952 for Mr. Adkerson, $150,608 for Mr. Arnold, and $137,833 for Mr. Johnson.
      Supplemental Executive Retirement Plan — Messrs. Moffett and Adkerson. In February 2004, we established a Supplemental Executive Retirement Plan (SERP) for Messrs. Moffett and Adkerson. The Corporate Personnel Committee, advised by an independent compensation consultant, approved the SERP, which was then recommended to and approved by our board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity or an equivalent lump sum. The annuity will equal a percentage of the executive’s highest average compensation for any consecutive three-year period during the five years immediately preceding the earlier of the executive’s retirement or completion of 25 years of credited service. For this calculation, the percentage will equal 2% for each year of credited service up to 25 years, or a maximum of 50%, and the compensation will equal the sum of base salary (see “Salary” in the Summary Compensation Table above) and bonus (see “Bonus” in the Summary Compensation Table above), with bonus limited to 200% of base salary.
      The SERP benefit will be reduced by the value of all benefits received under the cash-balance program and any other defined-benefit plan or defined-contribution plan (qualified and non-qualified), sponsored by the company, the Services Company, or by any predecessor employer (including Freeport-McMoRan Inc.). In addition, the SERP benefit will be reduced by 3% per year if early retirement precedes age 65. Both Messrs. Moffett and Adkerson are 100% vested under the SERP due to the length of their credited service, which as of December 31, 2004, was 23.5 years for Mr. Moffett and 15.8 years for Mr. Adkerson. Using their current compensation and assuming both continue in their current positions and retire on December 31, 2008, the termination date of their current employment agreements, the estimated annual amounts that would be paid in accordance with the SERP would be $1.3 million, or an equivalent lump sum of $14.2 million, for Mr. Moffett, and $0.7 million, or an equivalent lump sum of $9.3 million, for Mr. Adkerson.
      PT Freeport Indonesia’s Retirement Plan — Mr. Machribie. Under PT Freeport Indonesia’s retirement plan for Indonesian employees, each participant, including Mr. Machribie, is entitled to benefits based upon the participant’s years of service and monthly base salary at the time of retirement. All benefits under the retirement plan are payable in rupiah, Indonesia’s currency. A participant’s retirement benefit is calculated by multiplying 1.5 by the participant’s years of service by the participant’s monthly base salary at the time of retirement. Under Indonesian law and the retirement plan, Mr. Machribie was deemed retired upon reaching the age of 60 on July 1, 2001. Mr. Machribie’s annual retirement benefit is an accrued lump sum benefit of U.S. $67,500, which he received in 2001 (paid in rupiah), and an annual annuity payment of U.S. $42,218 for life, which commenced in 2002 (payable in rupiah, translated at an exchange rate of approximately 9,838 rupiah per U.S. $1.00).
      Because Mr. Machribie is no longer eligible to participate in PT Freeport Indonesia’s retirement plan but he continues to work for us, PT Freeport Indonesia has agreed to pay Mr. Machribie a one-time, lump sum cash payment upon conclusion of his employment with us. This payment will be determined by PT Freeport Indonesia in its sole discretion but in no event will be less than U.S. $50,000 for each full year of service rendered by Mr. Machribie beginning from July 1, 2001.

Corporate Personnel Committee Report on Executive Compensation
Overview of Compensation Philosophy
      The corporate personnel committee, which is composed of four independent directors, determines the compensation of our executive officers and administers our annual incentive, long-term incentive, and stock option plans. The committee met four times during 2004, including one meeting at which no company employees were present.
      The committee’s executive compensation philosophy is to:

•	emphasize performance-based compensation that balances rewards for both short- and long-term results and provide high reward opportunities for high performing individuals,

•	tie compensation to the interests of stockholders, and

•	provide a competitive level of total compensation that will attract and retain talented executives.
      A primary goal of the committee is to position us to attract and retain the highest level of executive talent. To accomplish this goal, the committee has traditionally targeted our total executive compensation levels in the top quartile of comparable companies, including companies in other industries whose operational, corporate financing, and other activities are considered comparable to those activities in which we have engaged in recent years.
      The committee has engaged the services of Mercer Human Resource Consulting, an independent compensation consultant, to advise the committee on matters related to executive compensation. The committee initially engaged Mercer in 2000 after interviewing several firms. Since 2000, Mercer has also advised the company’s management with respect to compensation matters. During 2004, the committee determined that it would be in the company’s best interest for the committee and the company’s management to engage separate compensation advisors. As a result, the committee has continued to engage Mercer and the company retained a separate compensation advisor to assist the company’s management with compensation matters other than executive compensation.
      During 2004, at the committee’s request, Mercer conducted an extensive review of our executive compensation practices, comparing our company’s programs with those of a peer group consisting of 15 publicly traded natural resource companies similar in size to our company. Mercer reported that the total compensation (which includes base salary, bonus, and long-term incentives) of our executive officers is either at the 75th percentile (the company’s target competitive position), or between the median and 75th percentile, except for our executive chairman, whose total compensation is at the top of the range. For reasons discussed below, we believe the total compensation packages of our executive officers, including our executive chairman and our chief executive officer, are reasonable in light of the value each brings to our company.
Compensation Philosophy — Executive Chairman and Chief Executive Officer
      Since December 2003 when we separated the roles of the chairman and the chief executive officer, our company has been managed jointly by Mr. Moffett, serving as executive chairman of the board, and by Mr. Adkerson, serving as president and chief executive officer. Each brings extraordinary skills to our company, and we believe their respective compensation arrangements recognize those skills and their contributions to our company’s continued growth and development.
      Through his leadership and skill as a geologist, Mr. Moffett, who has been at the helm of our company since its formation, has guided our company’s growth through significant discoveries of metal reserves and the development of our mines, milling facilities and infrastructure. Mr. Moffett also has been and continues to be instrumental in fostering our company’s relationship with the government of Indonesia, where our mining operations are located. As executive chairman, Mr. Moffett continues to further our company’s business strategy by applying his exceptional talents and experience as a geologist, as well as his understanding of Indonesian culture, its political and business environment and the important issues pertaining to our work with the local people in Papua where our business operations are conducted. Accordingly, the committee believes that Mr. Moffett is a valuable asset to our organization and that his compensation package is appropriate.
      Mr. Adkerson, as chief executive officer, is responsible for the executive management of our company. Mr. Adkerson has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders, and in building an operational, financial and administrative organization that efficiently supports our business. Based on Mercer’s analysis of comparable companies, the committee concluded that Mr. Adkerson’s compensation package is appropriate.
      Finally, the committee recognizes that the annual compensation paid to Messrs. Moffett and Adkerson is weighted towards current compensation, but the committee believes this is appropriate for several reasons. The committee believes that our emphasis on annual cash compensation supports our company’s business strategy of maximizing annual operating performance, which leads to the creation of shareholder value. In addition, each of Messrs. Moffett and Adkerson currently holds a significant ownership stake in the company. Since January 2003, Mr. Moffett increased his common stock holdings in the company by over 140%, from approximately 620,000 shares to over 1.5 million shares, and Mr. Adkerson increased his ownership stake in the company by over 105%, from approximately 205,000 shares to over 425,000 shares. Both increased their ownership through the exercise of stock options and Mr. Adkerson also increased his stock ownership through the vesting of restricted stock units that he elected to receive in lieu of some or all of his annual cash incentive bonus. For more information regarding the current stock holdings of Messrs. Moffett and Adkerson, please see the section above entitled “Stock Ownership of Directors and Executive Officers.”
Components of Executive Compensation
      Executive officer compensation for 2004 included base salaries, annual incentive awards (which in some cases included restricted stock units), long-term incentive awards, and stock options.

Base Salaries
      For 2004, we established the base salaries of the executive officers at appropriate levels after consideration of each executive officer’s responsibilities, except for Messrs. Moffett and Adkerson, whose salaries have been contractually set since October 2000 by the terms of employment agreements entered into with them at that time. Pursuant to their respective agreements, Mr. Moffett’s annual base salary is $2.5 million and Mr. Adkerson’s annual base salary is $1.25 million. In December 2003, in connection with the management reorganization, we amended the employment agreements with Messrs. Moffett and Adkerson to provide that their base salaries will remain at the current levels through December 31, 2008. See “Executive Officer Compensation — Employment Agreements and Change of Control Agreements.”

Annual Cash Incentive Awards
      We provide annual cash incentives to our officers through our annual incentive plan and our performance incentive awards program. Awards paid to our executive officers in 2004 were based on a return on investment threshold, the level of cash flow from operations, and operational and strategic accomplishments during 2004, including accomplishments in the areas of exploration, production, management, and strategic planning. The committee believes that operating cash flow is an accurate measure of our company’s success and appropriate for determining annual cash incentives. This program promotes entrepreneurial efforts and reflects our belief that executives should be rewarded for optimizing operating cash flow.
      The annual cash incentives paid to our executive officers for 2004 were significantly lower than those paid for 2003 as a result of the Grasberg open-pit wall slippage events in the fourth quarter of 2003. During 2004, our company deferred production from the higher-grade areas in the lower section of the mine and focused on mining waste material in the higher areas of the mine to ensure the safety of our operations. These actions produced lower operating cash flows in 2004, resulting in lower annual cash awards, although we expect to yield high operating cash flows in 2005, absent a change in commodity prices. After consideration, the committee approved annual cash incentives for 2004 in accordance with the incentive plan and consistent with the results-oriented philosophy, despite the significant reduction compared with 2003 and the significant increase that is likely to occur in 2005.
      After consulting with Mercer, the committee determined that the company’s safety performance should be a factor in awarding bonuses. Accordingly, the committee revised the performance incentive awards program to include a quantifiable safety component effective for fiscal year 2005 bonuses. The committee has recommended that a new annual incentive plan be adopted to include a similar quantifiable safety component effective for fiscal year 2006 bonuses. Please see the section of this proxy statement entitled “Proposal to Adopt the 2005 Annual Incentive Plan.” The committee will also expressly incorporate safety as a factor in its 2005 bonus determinations under the annual incentive plan through its discretion to reduce the aggregate incentive pool under that plan.
      Annual Incentive Plan. The annual incentive plan is designed to provide performance-based awards to executive officers whose performance can have a significant impact on our profitability and future growth. All six of our executive officers participated in the annual incentive plan for 2004. At the beginning of 2004, each participant was assigned a percentage share of the aggregate award pool for 2004 based on that person’s position and level of responsibility. We assigned 50% of the aggregate award pool to Mr. Moffett, and 31% to Mr. Adkerson, reflecting the significant impact we believe these executives have on our company’s success. Under the terms of the annual incentive plan, no awards will be made for any year if our five-year average return on investment (generally, consolidated net income divided by consolidated stockholders’ equity and long-term debt, including the minority interests’ share of subsidiaries’ income and stockholders’ equity) is less than 6%. During the five-year period ending in 2004, the average return on investment was 11.3%. When determining the aggregate awards granted under the annual incentive plan for 2004, the committee used 2.5% of net cash flow from operations in 2004, which is the maximum amount that may be awarded under the annual incentive plan to executive officers whose compensation is subject to the limitation on deductible compensation imposed by Section 162(m) of the Internal Revenue Code.
      After reviewing the performance factors and accomplishments described above, the committee approved an incentive pool for 2004 of 2.5% of the net operating cash flow.
      Performance Incentive Awards Program. Our performance incentive awards program is designed to provide performance-based annual cash awards to certain officers and managers who do not participate in the annual incentive plan. In 2004, each participant in the performance incentive awards program was assigned a target award based upon level of responsibility. After a review of the performance measures and accomplishments described above, the committee established an award pool for 2004 that totaled 1.25% of net operating cash flow. Individual performance is an important factor considered in determining the actual awards paid under the performance incentive awards program.

Restricted Stock Unit Program
      In 1999, as part of our efforts to conserve cash and to further align the interests of the executives with those of the stockholders, the committee approved a program that allowed certain officers and managers the opportunity to receive a grant of restricted stock units with respect to shares of our common stock in lieu of all or part of their cash incentive bonus for a given year. The restricted stock units will vest ratably over a three-year period. To compensate for the restrictions and risk of forfeiture, the restricted stock units were awarded at a 50% premium to the market value on the grant date. The program was not intended to increase the overall compensation of the officers and managers. Mercer has reviewed the program and concluded that its design is appropriate and in line with the company’s compensation philosophy. For 2004, nine of our officers participated in the program, including Mr. Adkerson who elected to receive his entire cash incentive bonus in restricted stock units. The nine officers received a total of 123,000 restricted stock units resulting in a cash savings to our company of more than $3.0 million.

Stock Options and Long-Term Incentives
      Stock option and long-term incentive award guidelines are intended to provide a significant incentive to reinforce the importance of creating stockholder value. The committee does not mandate specific stock ownership requirements, but encourages executive officers to accumulate significant equity ownership in our company by granting stock options. The exercise price of each stock option is equal to the fair market value of a share of our common stock on the grant date.
      The committee believes that larger, multi-year stock option awards rather than smaller, annual awards provide a more powerful incentive to the company’s most senior executive officers to achieve sustained growth in stockholder value over the long term. As a result, since 1996 the committee has granted Messrs. Moffett and Adkerson stock option awards every three years. In keeping with the committee’s philosophy, the committee granted stock options to each of them in 2002, but did not grant stock options to them in 2003 or 2004. In 2004, our other named executive officers received an annual stock option grant based on guidelines that relate to the position of each officer. In February 2005, the committee expanded its three-year option grant policy to include all executive officers. Thus, Messrs. Moffett and Adkerson, and the other four executive officers received three-year option grants in February 2005.
      The committee also compensates officers for long-term performance with annual grants of performance units. Performance units are designed to link a portion of executive compensation to cumulative earnings per share because we believe that sustained profit performance will help support increases in stockholder value. Each outstanding performance unit is annually credited with an amount equal to the annual earnings per share, as defined in the plan, for a four-year period. These credits are paid in cash after the end of the four-year period.
Retirement and Severance Benefits
      In addition to the annual compensation received by the executive officers during 2004, Messrs. Moffett and Adkerson also have additional retirement and severance benefits. The employment agreements for both Messrs. Moffett and Adkerson provide certain severance benefits upon the executive’s termination of employment. In addition, the company has entered into change of control agreements with each of its executive officers, which provide for payments upon termination of employment following a change of control. The employment agreements and change of control agreements are described in detail under the heading “Executive Officer Compensation — Employment Agreements and Change of Control Agreements.”
      In February 2004, we established a supplemental executive retirement plan for Messrs. Moffett and Adkerson. The purpose of the plan is to replace a percentage of the final average pay of each executive upon retirement, and the benefit is offset by other retirement plan benefits received by the executive, such as qualified pension and social security benefits. This plan is also described in more detail under the heading “Retirement Benefit Programs.”
Section 162(m)
      Section 162(m) limits to $1 million a public company’s annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee’s policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.
      The committee believes that the stock options, annual incentive awards, and performance units qualify for the exclusion from the deduction limitation under Section 162(m). With the exception of a portion of the salary paid to our executive chairman and our chief executive officer, the committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from Section 162(m) should not exceed $1 million in any given year and therefore will qualify for deductibility.
Dated: March 15, 2005

H. Devon Graham, Jr., Chairman	Bobby Lee Lackey
Robert J. Allison, Jr.	J. Taylor Wharton
Compensation Committee Interlocks and Insider Participation
       The current members of our Corporate Personnel Committee are Messrs. Allison, Graham, Lackey and Wharton. In 2004 none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as our director or on our Corporate Personnel Committee.
Audit Committee Report
       The Audit Committee is currently composed of three directors, all of whom are independent, as defined in the New York Stock Exchange’s listing standards. We operate under a written charter approved by our committee and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s financial reporting, (2) the company’s continuing development and performance of its system of internal control over financial reporting, auditing and legal and regulatory compliance, (3) the operation and integrity of the system, (4) performance and qualifications of the company’s external auditors and internal auditors and (5) the independence of the company’s external auditors.
      We review the company’s financial reporting process on behalf of our board. The Audit Committee’s responsibility is to monitor this process, but the Audit Committee is not responsible for preparing the company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.
      During 2004, management completed the documentation, testing and evaluation of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee received periodic updates of this process from management, the internal auditors and Ernst & Young at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed and discussed with management, the internal auditors and Ernst & Young management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of management’s assessment of the company’s internal control over financial reporting, both of which are included in the company’s annual report on Form 10-K for the year ended December 31, 2004.
Appointment of Independent Auditors; Financial Statement Review
      In February 2004, in accordance with our charter, our committee appointed Ernst & Young LLP as the company’s independent auditors for 2004. We have reviewed and discussed the company’s audited financial statements for the year 2004 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.
      We have received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and Public Company Accounting

Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.
      In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2004, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.
      In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year 2004.
Internal Audit
      We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditors. In February 2004, in accordance with our charter, our committee appointed Deloitte & Touche LLP as the company’s internal auditors for 2004. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal auditors also met with us without management being present to discuss these matters.
Dated: March 18, 2005

Robert A. Day, Chairman	Gerald J. Ford	H. Devon Graham, Jr.
Independent Auditors

Fees and Related Disclosures for Accounting Services
      The following table discloses the fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years:

	2004	2003

Audit Fees	$1,975,540	$966,500
Audit Related Fees(1)	130,150	79,681
Tax Fees(2)	40,092	194,484
All Other Fees	—	—

(1)	Includes services rendered for audits of the company’s employee benefit plans and services provided in connection with statutory reporting matters for an inactive foreign subsidiary. The total amount of audit-related fees previously disclosed in 2003 was adjusted from $71,181 to reflect an additional $8,500 for services rendered in connection with audits of the company’s employee benefit plans in 2003 that were billed in 2004.

(2)	Relates to services rendered for domestic and international corporate tax planning, advice and compliance services. The total amount of tax fees previously disclosed in 2003 was adjusted from $323,484 to subtract $129,000 of services rendered in connection with international tax planning advice incurred in 2002 and billed in 2003.
      The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of the independent auditors.

Pre-Approval Policies and Procedures
      The Audit Committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by the external auditors. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the Audit Committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the Chairperson of the Audit Committee, provided that the total anticipated costs of all such projects pre-approved by the Chairperson during any fiscal quarter does not exceed $60,000.
      At each regularly-scheduled Audit Committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the Chairperson since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by the independent auditors. Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditors has been approved in advance by the Audit Committee, and none of those services required use of the de minimus exception to pre-approval contained in the SEC’s rules.
Selection and Ratification of the Independent Auditors
      In February 2005, our Audit Committee appointed Ernst & Young LLP as our independent auditors for 2005. Our Audit Committee and board of directors seek stockholder ratification of the Audit Committee’s appointment of Ernst & Young to act as the independent auditors of our and our subsidiaries’ financial statements for the year 2005. If the stockholders do not ratify the appointment of Ernst & Young, our Audit Committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Performance Graph
       The following graph compares the change in the cumulative total stockholder return on our common stock with the cumulative total return of the S&P 500 Stock Index, the cumulative total return of the former Dow Jones Other Non-Ferrous Metals Group Index (Americas), and our selected peer group from 2000 through 2004. Dow Jones recently devised a new method for classifying companies by lines of business that resulted in changes to its indices. As a result of the reclassification, we are no longer included in the Dow Jones Other Non-Ferrous Metals Group Index (Americas), which also formerly included Aur Resources Inc., Falconbridge Ltd., First Quantum Mineral, Inco Ltd., Ivanhoe Mines Ltd., Noranda Inc., Olin Corporation, Phelps Dodge Corporation, RTI International Metals Inc. and Sheritt International Corp. Consequently, we have changed our comparative peer group to a peer group comprised of selected peers within our industry, which we believe is representative of our line of business. The peer group includes Barrick Gold Corp., Inco Ltd., Noranda Inc., Newmont Mining Corporation, Phelps Dodge Corporation and Placer Dome Inc.
      This comparison assumes $100 invested on December 31, 1999 in (a) Freeport-McMoRan Copper & Gold Inc. Class B common stock, (b) S&P 500 Stock Index, (c) former Dow Jones Other Non-Ferrous Metals Group Index (Americas) and (d) our selected peer group.
Comparison of Cumulative Total Return*
Freeport-McMoRan Copper & Gold Inc.,
S&P 500 Stock Index, former Dow Jones
Other Non-Ferrous Metals Group Index (Americas) and our Selected Peer Group

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	1999	2000	2001	2002	2003	2004

Freeport-McMoRan Copper & Gold Inc.	$100.00	$40.53	$63.38	$79.43	$201.63	$188.52
S&P 500 Stock Index	$100.00	$90.89	$80.09	$62.39	$80.29	$89.02
Former Dow Jones Other Non-Ferrous Metals Group Index (Americas)	$100.00	$74.21	$66.11	$70.43	$145.65	$154.27
Selected Peer Group	$100.00	$83.70	$79.16	$88.54	$153.96	$162.84

*	Total Return Assumes Reinvestment of Dividends
Certain Transactions
       We are parties to a services agreement with the Services Company, under which the Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services on a cost-reimbursement basis. The Services Company also provides these services to McMoRan Exploration Co. (McMoRan). Several of our directors and executive officers also serve as directors or executive officers of McMoRan. In 2004, McMoRan incurred $4.0 million of costs under its services agreement, and we expect McMoRan’s costs under its services agreement to approximate $3.1 million in 2005. We pay an allocable portion of expenses from consulting arrangements that the Services Company has entered into, some of which are described below.
      B. M. Rankin, Jr. and the Services Company are parties to an agreement, renewable annually, under which Mr. Rankin renders services to us, McMoRan and Stratus Properties Inc. relating to finance, accounting and business development. The Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2004, the Services Company paid Mr. Rankin $490,000 ($316,900 of which was allocated to us) pursuant to this agreement. During 2004, the cost to the company for Mr. Rankin’s personal use of company facilities was $7,200, medical expenses and tax gross-ups was $17,488 and reimbursement for a portion of his office rent and for the services of an executive secretary employed by the Services Company was $68,757. In addition, during 2004 the cost to the company of Mr. Rankin’s use of fractionally owned company aircraft was $245,522, which use resulted in $67,935 of imputed income.
      J. Bennett Johnston and the Services Company are parties to an agreement, renewable annually, under which Mr. Johnston provides consulting services to us and our affiliates relating to international relations and commercial matters. Under this agreement, Mr. Johnston receives an annual consulting fee of $265,000 and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing services. In 2004, the Services Company paid Mr. Johnston $265,000, plus out-of-pocket expenses, pursuant to this agreement, all of which was allocated to us. The annual consulting fee includes Mr. Johnston’s annual fee for serving on our board. The Services Company also entered into a supplemental agreement with Mr. Johnston in January 2005 under which Mr. Johnston will receive an additional $50,000 of consulting fees for services rendered in connection with a project for McMoRan and an additional $50,000 upon successful completion of the project. McMoRan is also a party to a services agreement with the Services Company, pursuant to which McMoRan will reimburse the Services Company for the consulting fees paid to Mr. Johnston relating to McMoRan’s project.
      Gabrielle K. McDonald and the Services Company are parties to an agreement, renewable annually, under which Ms. McDonald renders consulting services to us and our affiliates in connection with her role as Special Counsel on Human Rights to the Company. Under this agreement, Ms. McDonald receives an annual fee of $265,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services. In 2004, the Services Company paid Ms. McDonald $265,000, plus out-of-pocket expenses, pursuant to this agreement, all of which was allocated to us. The annual consulting fee included Ms. McDonald’s annual fee for serving as an advisory director to our board in 2004 and will include Ms. McDonald’s annual fee for serving on our board in 2005.
      J. Stapleton Roy is Managing Director of Kissinger Associates, Inc. Kissinger Associates and the Services Company are parties to agreements, renewable annually, under which Kissinger Associates provides to us and our affiliates advice and consultation on specified world political, economic, strategic and social developments affecting our affairs. Under these agreements, Kissinger Associates receives an annual fee of $200,000, additional consulting fees based on the services rendered, and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing such services. In 2004, the Services Company paid Kissinger Associates its annual fee of $200,000, plus out-of-pocket expenses, for all services rendered under these agreements (all of which was allocated to us).
Proposal to Adopt the 2005 Annual Incentive Plan
       Our board of directors unanimously proposes that our stockholders approve the 2005 Annual Incentive Plan (the “AIP”), which is summarized below and attached as Annex A to this proxy statement. Because this is a summary, it does not contain all the information that may be important to you. You should read Annex A carefully before you decide how to vote.

      Our company currently has an annual incentive plan in place. Like the current plan, the purpose of the proposed AIP is to provide annual cash incentive bonuses for senior executives of our company whose performance in fulfilling the responsibilities of their positions can have a major impact on our company’s profitability and future growth. We are submitting the AIP to our stockholders for approval in order to protect our tax deductions under Section 162(m) of the Code for amounts paid under the plan, as described below. The primary differences between the proposed AIP and the current plan are as follows: (i) participation in the proposed AIP is limited to officers of our company or a subsidiary, unlike the current plan that permits other employees and certain service providers to participate, and (ii) the proposed AIP includes a safety performance factor that could increase or decrease, within limits, the funding pool for awards under the AIP. If the proposed AIP is not approved by our stockholders, our company will continue to use the current plan for annual cash incentives to our most senior executives. If the proposed AIP is approved by our stockholders, it will replace the current plan for annual awards granted for fiscal year 2006 and beyond.
Summary of the 2005 Annual Incentive Plan
Administration
      Awards will be made by the corporate personnel committee of our board of directors, which currently consists of four members, each of whom qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code.
Eligible Participants
      Officers of the company or any of its subsidiaries (including officers who are also directors), and persons agreeing in writing to become such an officer within 30 days are eligible to receive awards. Although all officers are eligible to receive awards, we anticipate that only a small number of our officers will actually participate in the AIP. For example, under the current plan, for fiscal year 2005 only six officers are participating in the plan.
Performance Criteria

Cash Provided by Operating Activities
      As in the current plan, awards under the proposed AIP are paid from the “plan funding amount,” which initially is equal to 2.5% of the “net cash provided by operating activities” for the year with respect to which the awards are made. Under the plan, net cash provided by operating activities of the company and its consolidated subsidiaries is the amount reviewed by our independent registered public accounting firm, released to the public and approved by our board. As stated below, the plan funding amount may be increased, within limits, or decreased as a result of the company’s satisfaction of the safety performance measures.

Safety Performance Measures
      For each fiscal year, 20% of the plan funding amount will be reserved as a safety incentive funding pool. Within 90 days after the beginning of the year with respect to which the awards will be paid, the committee will set one or more objective safety performance measures applicable for the given year. These measures will assess the company’s safety performance from both a quantitative and qualitative perspective. Based on this assessment, the committee may award between 0% and 150% of the safety incentive funding pool to eligible participants in the AIP. For example, if the safety performance measures are exceeded for a given year, the plan funding amount for the AIP could be increased to a maximum amount of 2.75% of the net cash provided by operating activities. Likewise, if the company’s performance with respect to the safety performance measures is below expectations, the committee could award 0% of the safety incentive funding pool, thereby reducing the overall plan funding amount to 2.0% of the net cash provided by operating activities.

Performance Awards
      The proposed AIP provides that the committee may award less than the plan funding amount for a given year and gives the committee discretion to reduce or eliminate the amount of a participant’s award. Any such reduction or elimination of a participant’s award will not accrue to the benefit of any other participant in the plan. Further, if the plan funding amount exceeds the aggregate amount awarded in a given year, the excess will not be available for awards with respect to future years. In addition, any adjustments to the plan funding amount for material changes in accounting policies or practices, material acquisitions or dispositions of property, or other unusual items must be specified within the first 90 days of the year, if permitted by Section 162(m).
      The proposed AIP grants the committee discretion to assign participation percentages among the participants who are subject to Section 162(m) within 90 days after the beginning of the year with respect to which the awards will be paid, subject to a maximum annual award to any one participant of 60% of the plan funding amount.

Return on Investment Threshold
      No awards may be made under the proposed AIP with respect to any calendar year if the average of the “return on investment” for such year and each of the four preceding calendar years, after giving effect to any amounts awarded or credited under the plan with respect to such prior years and the amounts that would have been so awarded or credited for that year, is less than 6%. “Return on investment” is generally the company’s consolidated net income divided by consolidated stockholders’ equity and long-term debt, including the minority interests’ share of subsidiaries income and stockholders’ equity.

Termination or Amendment of the AIP
      The AIP may be terminated at any time, in whole or in part, and may be amended from time to time by our board of directors or, upon delegation, by the committee. However, no amendment or termination may adversely affect any awards previously made to a participant and deferred by such participant pursuant to the AIP. Finally, certain amendments to the AIP will require stockholder approval in order for awards under the AIP to continue to qualify as performance-based compensation under Section 162(m).

Payment or Deferral of Awards
      Awards under the proposed AIP may be made for fiscal year 2006 and beyond and will be paid in cash by February 28th of the following year unless a participant has elected to receive a portion of the award in restricted stock units or elected to defer payment in accordance with the terms of the plan. Generally, unpaid deferred amounts will accrue interest at a rate that is equal to the prime commercial lending rate announced from time to time by JP Morgan Chase Bank, or at such other rate as determined by the committee.
      Like the current plan, the proposed AIP permits participants to elect to receive all or a portion of their cash award in the form of restricted stock units with respect to shares of our common stock. We have had this program in place since 1999, as part of our efforts to further align the interests of the executives with those of the stockholders. The restricted stock units are granted pursuant to the company’s stock incentive plans and will vest ratably over a three-year period, provided the average return on investment for the five calendar years preceding the applicable vesting date is at least 6%. To compensate for the restrictions and risk of forfeiture, the restricted stock units are awarded at a 50% premium to the market value on the grant date.

Certain Federal Income Tax Consequences
      Amounts received by participants are required to be recognized as ordinary income by such participants (subject to withholding), and our company is generally entitled to a corresponding deduction at that time; however, Section 162(m) of the Code limits tax deductions for executive compensation under certain circumstances. The deduction restrictions relate to the compensation of “covered employees” as defined in Section 162(m), which are the chief executive officer and the four other highest paid executive officers of the company for the previous fiscal year. Under Section 162(m), certain performance-based compensation will be tax deductible without regard to the limitation imposed by Section 162(m) if the compensation is paid upon the achievement of pre-established performance goals and the material terms of the arrangements are approved by stockholders of the taxpaying corporation. Our board of directors believes that the AIP is structured such that amounts paid thereunder should qualify as performance-based compensation for purposes of Section 162(m) and thus will be fully deductible.

Equity Compensation Plan Information
      The company has six equity compensation plans pursuant to which our common stock may be issued to employees and non-employees as compensation, all of which have been previously approved by our stockholders. The plans are: the 1995 Stock Option Plan for Non-Employee Directors, the Adjusted Stock Award Plan, the 1995 Stock Option Plan, the 1999 Stock Incentive Plan (the “1999 Plan”), the 2003 Stock Incentive Plan (the “2003 Plan”) and the 2004 Director Compensation Plan. The following table presents information as of December 31, 2004, regarding these six equity compensation plans:

Number of securities
remaining available for
	Number of securities		Weighted-average	future issuance under
	to be issued upon		exercise price of	equity compensation
	exercise of		outstanding	plans (excluding
	outstanding options,		options, warrants	securities reflected in
	warrants and rights		and rights	column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	6,863,718	(1)	$23.20	7,517,030	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	6,863,718	(1)	$23.20	7,517,030	(2)

(1)	The number of securities to be issued upon the exercise of outstanding options, warrants and rights includes 298,755 unvested restricted stock units. These grants are not reflected in column (b) as they do not have an exercise price.

(2)	As of December 31, 2004, there were 6,747,345 shares remaining available for future issuance under the 2003 Plan, (a) all of which could be issued under the terms of the plan upon the exercise of stock options or stock appreciation rights, and (b) only 1,824,970 of which could be issued under the terms of the plan in the form of restricted stock or “other stock-based awards,” which awards are valued in whole or in part on the value of the shares of class B common stock. In addition, there were 58,584 shares remaining available for future issuance under the 1999 Plan, all of which could be issued (a) upon the exercise of stock options or stock appreciation rights, or (b) in the form of restricted stock or “other stock-based awards.” Finally, there were 711,101 shares remaining available for future issuance under the 2004 Director Compensation Plan, which shares are issuable under the terms of the plan (a) only to eligible directors, and (b) upon the exercise of stock options or in the form of common stock and restricted stock units, as specifically set forth in the plan.

Vote Required for Approval of the 2005 Annual Incentive Plan
      Approval of the 2005 Annual Incentive Plan requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting.
      Our board of directors unanimously recommends a vote FOR this proposal.

Stockholder Proposals
       Two groups of stockholders have each advised the company of their intention to present a proposal at the meeting. In accordance with applicable proxy regulations, the two proposals and supporting statements are set forth below. Approval of these proposals would require the affirmative vote of a majority of the shares of our common stock present in person or by proxy.
      Upon request, we will provide the names and addresses of the proponents of these proposals and the number of shares of our common stock that each proponent holds. Requests may be sent to the Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 1615 Poydras Street, New Orleans, Louisiana 70112, or submitted by calling (504) 582-4000.

Stockholder Proposal 1
       Resolved: That the shareholders of Freeport-McMoRan Copper & Gold, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
      Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
      Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
      Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
      It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.
      We urge your support of this important director election reform.

Board of Directors’ Statement in Opposition to Stockholder Proposal 1
       Under our bylaws and in accordance with Delaware law, directors are elected by “plurality” vote, which means that nominees receiving the highest number of “for” votes cast by holders of shares present in person or represented by proxy at the annual meeting are elected. The proponent seeks to replace the plurality vote requirement with a requirement that a nominee must receive a majority of the shares represented at the meeting in order to be elected. While the majority vote requirement may sound appealing in the abstract, the plurality voting requirement is the most common requirement among publicly held companies because it is fair, practical and effective.
      If the proposed resolution were adopted, a nominee would have to receive the affirmative vote of a majority of all voting shares present, whether or not all shares are voted. As a result, shares present but not voting have the same effect as shares voted “against,” so that a nominee who receives more than a majority of the votes cast, but less than a majority of the votes present, would not be elected. Such a system would leave open the possibility that one or more nominees, or even an entire slate of candidates, could fail to be elected, even if they received a substantial majority of the votes cast.
      Although our bylaws and Delaware law provide that incumbent directors, whether nominated for reelection or not, would continue to serve in such a case until a successor was elected, adoption of the proposal could result in one or more individuals who either wished to step down from the board, or whom the board wished to replace, continuing to serve, even though the individual, the other board members and the stockholders as a group had no desire for that individual to continue to serve as a director. If the individual chose to resign in any event, Delaware law and our bylaws would permit the remaining board members to fill the vacancy created by the resignation, thereby eliminating participation by the stockholders from the process entirely and resulting in a selection that would be less democratic than election by a plurality vote of stockholders.
      The proposed resolution would unnecessarily increase the cost of soliciting stockholder votes as the company would expect to engage in telephone solicitations, multiple mailings or other vote-getting strategies to obtain the required vote. Additionally, the company does not believe that the proposed resolution would alter the outcome of director elections from the outcome achieved under the current plurality voting system.
      We believe that the plurality voting system is a fair and practical method for electing an independent board that is dedicated to delivering long-term stockholder value. The company believes that adopting the proposed resolution would complicate the election process, increase costs unnecessarily, possibly create confusion, and reduce rather than enhance the stockholders’ ability to actively participate in the director election process, thereby weakening our corporate governance practices. Adopting the proposed resolution would be contrary to the interests of our company and its stockholders.
       Our board of directors unanimously recommends a vote AGAINST the adoption of this proposal.
Stockholder Proposal 2

WHEREAS, we believe that transnational corporations operating in countries with repressive governments, ethnic conflict, weak rule of law, endemic corruption, or poor labor and environmental standards face serious risks to their reputation and share value if they are seen to be responsible for, or complicit in, human rights violations; and,

WHEREAS, Freeport McMoRan has extensive operations in West Papua in Indonesia; and,

WHEREAS, there have been numerous reports of human rights abuses against the indigenous population by the Indonesian military in connection with security operations conducted on behalf of Freeport McMoran; and,

WHEREAS, in 2002 the company made payments of $5.6 million to the Indonesian military and,

WHEREAS, in August, 2002, several company employees, including two American contract workers and an Indonesian, were ambushed and killed near company property, and,

WHEREAS, a 2002 investigation by the Indonesian Police found that there was a strong possibility that this attack was perpetrated by the Indonesian National Army Force,

THEREFORE, BE IT RESOLVED, shareholders urge management to review its policy concerning payments to the Indonesian military and security forces, with a particular reference to potential financial and reputational risks incurred by the company by these payments, and to report to shareholders by September 2005 on the findings of this review.
SUPPORTING STATEMENT
      Since the mid-1990’s, Freeport’s relationship with the Indonesian military has led to tens of millions of dollars in corporate payments, including direct payments to the military expenditures, to defend the company from lawsuits brought by victims of human rights abuses by the Indonesian military, and in an out-of-court settlement with the survivors and family members of those killed in the 2002 attack.
      The New York City Employees’ Retirement System, New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund and the New York City Board of Education Retirement System, believe that it is time for the management to seriously review its policies in this area. Significant commercial advantages can accrue to our company by the rigorous implementation of human rights policies based upon the Universal Declaration of Human Rights. These include: enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and a reduced risk of adverse publicity, divestment campaigns, and lawsuits. We therefore urge you to vote FOR this proposal.
Board of Directors’ Statement in Opposition to Stockholder Proposal 2
       We have a longstanding commitment to providing a safe and secure working environment for our over 18,000 employees and contract workers. The Indonesian military and police provide security for our mining operations in a remote and logistically challenging area, and security is essential to the continuing safety of our workforce and the protection of our facilities. There is no alternative to our reliance on the Indonesian military and police in this regard. The need for this security, its cost and decisions regarding our relationships with the Indonesian Government and its security institutions are ordinary business activities that our management and board of directors thoroughly reviews and appropriately addresses on a continuous basis.
      In accordance with our obligations under the Contract of Work and consistent with Indonesian law, U.S. law, and our adoption of the joint U.S. State Department — British Foreign Office Voluntary Principles on Security and Human Rights, we have taken appropriate steps to provide a safe and secure working environment. The Indonesian Government — not our company — is responsible for employing its security personnel and directing their operations. We provide financial support to ensure that the Indonesian Government’s security personnel (the military and police) are properly fed and lodged, and have the logistical resources necessary to patrol company roads and secure our operations. Moreover, the Voluntary Principles on Security and Human Rights expressly recognize that companies “may be required or expected to contribute to, or otherwise reimburse, the costs of protecting company facilities and personnel borne by public security.”
      We have fully supported and cooperated with the Indonesian Government and the FBI in their investigations of the August 2002 attacks. In June 2004, the U.S. Justice Department indicted Anthonius Wamang, identified in the indictment as an operational commander in the Free Papua Movement (OPM), for leading the group that perpetrated the August 2002 attacks. We will continue to cooperate and support these investigations and hope that the identified perpetrator and others involved in the incident will be apprehended and prosecuted for their crimes.
      We condemn human rights violations in any form. We have a longstanding commitment to the protection of human rights and have been vigorous in enacting and enforcing our human rights policy. Our human rights policy, which was initially adopted in 1999, commits us to conducting our operations in a manner consistent with the Universal Declaration of Human Rights. The implementation of our human rights policy is overseen by Judge Gabrielle Kirk McDonald, former President of the International Criminal Tribunal for the former Yugoslavia, who serves as Special Counsel on Human Rights to our company and as an advisory director of our company. When allegations of human rights abuses have arisen in our area of operations, we have supported every legitimate investigation — none of which has found any wrongdoing on the part of the company or our personnel. Thus, we believe this proposal is impracticable, misguided, mischaracterizes our relationships with Indonesian security institutions, and suggests actions that our management and board of directors already undertake as part of our ordinary business activities.
       Our board of directors unanimously recommends a vote AGAINST the adoption of this proposal.
Financial Information
       A copy of our 2004 annual report accompanies this proxy statement. The financial statements which are included in our 2004 annual report are incorporated herein by reference. Additional copies of our 2004 annual report to stockholders and copies of our annual report on Form 10-K for the year ended December 31, 2004 (except for exhibits, unless the exhibits are specifically incorporated by reference) are available on our web site at www.fcx.com, and printed copies are also available without charge upon request. You may request printed copies by writing or calling us at:
Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana 70112
Attention: Investor Relations
(504) 582-4000

Annex A
2005 ANNUAL INCENTIVE PLAN
OF FREEPORT-McMoRan COPPER & GOLD INC.
ARTICLE I
Purpose of Plan
      Section 1.1.     The purpose of the 2005 Annual Incentive Plan of Freeport-McMoRan Copper & Gold Inc. (the “Plan”) is to provide incentives for senior executives whose performance in fulfilling the responsibilities of their positions can have a major impact on the profitability and future growth of Freeport-McMoRan Copper & Gold Inc. (the “Company”) and its subsidiaries.
ARTICLE II
Administration of the Plan
      Section 2.1.     Subject to the authority and powers of the Board of Directors in relation to the Plan as hereinafter provided, the Plan shall be administered by a Committee designated by the Board of Directors consisting of two or more members of the Board each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934. The Committee shall have full authority to interpret the Plan and from time to time to adopt such rules and regulations for carrying out the Plan as it may deem best; provided, however, that except for increases in the Plan Funding Amount provided for in Section 4.2(b), the Committee may not exercise any authority otherwise granted to it hereunder if such action would have the effect of increasing the amount of an Award to any Covered Officer. All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. All decisions by the Committee pursuant to the provisions of the Plan and all orders or resolutions of the Board of Directors pursuant thereto shall be final, conclusive and binding on all persons, including the Participants, the Company and its subsidiaries and their respective equity holders.
ARTICLE III
Eligibility for and Payment of Awards
      Section 3.1.     Subject to the provisions of the Plan, in each calendar year the Committee may select any of the following to receive Awards under the Plan with respect to such year and determine the amounts of such Awards: (a) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, including any person who is also a director of the Company, and (b) any person who has agreed in writing to become a person described in clause (a) within not more than 30 days following the date of grant of such person’s first Award under the Plan.
      Section 3.2.     Subject to the provisions of the Plan, Awards with respect to any year shall be paid to each Participant at such time established by the Committee following the determination of the amounts of such Awards, which payment shall in no event be later than February 28th of the year following such Award Year.
      Section 3.3.     Notwithstanding the provisions of Section 3.2, if, prior to December 31st of the year preceding any Award Year (or June 30th of the Award Year if the Award is deemed “performance-based” under Section 409A), a Participant shall so elect, in accordance with procedures established by the Committee, all or any part of an Award payable in cash to such Participant with respect to such Award Year shall be deferred and paid in one or more periodic installments, not in excess of three, at such time or times before or after the date of such Participant’s Separation from Service, as shall be specified in such election; provided, however, if periodic installments are triggered by the Participant’s Separation from

Service, such payments may not begin until six months following the date of the Participant’s Separation from Service. If and only if any Award or portion thereof payable in cash is so deferred for payment after December 31 of the year following such Award Year, such Award or portion thereof payable in cash, as the case may be, shall, commencing with January 1st of the year following such Award Year, accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JP Morgan Chase Bank (compounded quarterly) or by another major national bank headquartered in New York, New York and designated by the Committee. Notwithstanding a Participant’s election to defer Awards hereunder, all installments of Awards payable in cash and accrued interest thereon that remain unpaid as of the third anniversary of the Participant’s Separation from Service shall be paid in a lump sum payment as soon as administratively possible following such anniversary.
      Section 3.4.     (a) Notwithstanding the provisions of Sections 3.1, 3.2, 3.3, 4.2(a), 4.2(b), and 4.2(c) hereof, any Award to any Covered Officer shall be granted in accordance with the provisions of this Section 3.4.

(b) All Awards to Covered Officers under the Plan will be made and administered by two or more members of the Committee who are also “outside directors” within the meaning of Section 162(m).

(c) Within the first 90 days of each Award Year, the Committee shall assign Participant Shares of the Plan Funding Amount to those Covered Officers whom the Committee designates as Participants for that Award Year (which Participant Shares in the aggregate may not exceed 100% of the Plan Funding Amount). The maximum annual Award that may be made to any Covered Officer for an Award Year is 60% of the Plan Funding Amount.

(d) If the Plan Funding Amount with respect to an Award Year is to be adjusted to exclude the effect of material changes in accounting policies or practices, material acquisitions or dispositions of property or other unusual items on the Plan Funding Amount, the Committee must clearly identify and describe such exclusions at the time that the Participant Shares of the Plan Funding Amount for that Award Year are assigned, if permitted under Section 162(m).

(e) Any provision of the Plan to the contrary notwithstanding, no Covered Officer shall be entitled to any payment of an Award with respect to a calendar year unless the members of the Committee referred to in Section 3.4(b) hereof shall have certified the Participant Share for each Covered Officer, the Plan Funding Amount for such year and that the condition of Section 4.1 hereof has been met for such year.
      Section 3.5.     An Award shall be made wholly in cash unless the Committee shall determine that a portion thereof shall be payable, at the election of the recipient of such Award, in an alternative form selected by the Committee. Such election shall be made by the recipient of the Award prior to December 31st of the year preceding the applicable Award Year (or June 30th of the Award Year if the Award is deemed “performance-based” under Section 409A). The alternative form of payment may consist of either shares of stock (including restricted stock) of the Company or rights to receive shares of stock (including restricted stock units) of the Company, and the Committee shall determine the number of such shares or rights that are equivalent in value to the portion of such Award subject to such payment election. The portion of such Award subject to such payment election shall be, at the option of the Committee, either a fixed percentage selected by the Committee or a percentage selected by the Participant from a range of percentages determined by the Committee. All shares of stock or rights to receive shares of stock of the Company authorized under this Section 3.5 shall be issued pursuant to the terms of the Company’s stock incentive plans, shall contain such terms, conditions, and limitations as determined by the Committee pursuant to the stock incentive plans, and shall be subject to all other applicable terms, conditions, and limitations of the stock incentive plans.

ARTICLE IV
General Provisions
      Section 4.1.     Any provision of the Plan to the contrary notwithstanding, no Award shall be made pursuant to Section 3.1 or 3.4 with respect to any calendar year if the average of the Return on Investment for such calendar year and each of the four preceding calendar years, after giving effect to the aggregate amount (if any) that was awarded or credited with respect to such prior years and the aggregate amount that would otherwise have been so awarded or credited with respect to such calendar year, would be less than 6%.
      Section 4.2.     (a) The aggregate amount of all Awards granted with respect to any calendar year shall not exceed 2.5% of Net Cash Provided by Operating Activities for such year; provided, however, that pursuant to Section 4.2(b), the Committee may determine that the aggregate amount of all Awards granted with respect to any calendar year may not exceed 2.75% of Net Cash Provided by Operating Activities for such year if the applicable safety performance goals are exceeded.

(b) For each Award Year, 0.5% of the 2.5% of Net Cash Provided by Operating Activities for such year shall be set aside as a Safety Incentive Pool. Within the first 90 days of the Award Year, the Committee will designate one or more objective safety performance goals applicable for the given year and establish the targets applicable to each. Based upon its determination of whether the Company has failed to meet, has met, or has exceeded the applicable safety performance goals, the Committee will include between 0% and 150% of the Safety Incentive Pool as part of the Plan Funding Amount for that Award Year. The safety performance goals are designed to assess the Company’s safety performance and may include any or all of the following: the reportable rate (or the number and type of accidents reported), number of fatalities, improvement in safety performance, lost time incident rate, financial benefits related to safety performance improvement, and implementation of safety programs. The safety performance goals may be measured on an absolute basis or relative to a group of peer companies or other industry group selected by the Committee, relative to internal goals, or relative to levels attained in prior years. The Committee may change the safety performance goals each year to any of those listed above and may also change the targets applicable to the safety performance goals from year to year.

(c) If Managed Net Income or Total Investment of Capital for any year shall have been affected by special factors (including material changes in accounting policies or practices, material acquisitions or dispositions of property, or other unusual items) which in the Committee’s judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Committee may, for any purpose of the Plan, adjust Managed Net Income or Total Investment of Capital and make payments and reductions accordingly under the Plan; provided that, except for adjustments specified in advance as provided in Section 3.4(d) hereof, the Committee shall not take any such adjustment into account in calculating Awards to Covered Officers if the effect of such adjustment (i) would be to increase the Plan Funding Amount or (ii) would result in payments to Covered Officers hereunder that would otherwise not be made because of failure to meet the Return on Investment level specified on Section 4.1.

(d) Notwithstanding the provisions of subparagraphs (a) and (c) above, the amount available for the grant of Awards under the Plan to Covered Officers with respect to a calendar year shall be equal to the Plan Funding Amount for such year and, except for adjustments specified under Section 3.4(d), any adjustments made in accordance with or for the purposes of subparagraphs (a) or (c) that would have the effect of increasing the Plan Funding Amount shall be disregarded for purposes of calculating Awards to Covered Officers. The Committee may, in the exercise of its discretion, determine that the aggregate amount of all Awards granted to Covered Officers with respect to a calendar year shall be less than the Plan Funding Amount for such year, but the excess of such Plan Funding Amount over such aggregate amount of Awards granted to Covered Officers shall not be available for any Awards to Covered Officers with respect to future years. In addition, the Committee may, in the exercise of its discretion, reduce or eliminate the amount of an Award to a

Covered Officer otherwise calculated in accordance with the provisions of Section 3.4 prior to payment thereof. Any reduction of an Award shall not accrue to the benefit of any other Covered Officer.

      Section 4.3.     A Participant may designate in writing a beneficiary (including the trustee or trustees of a trust) who shall upon the death of such Participant be entitled to receive all benefits that would have been payable hereunder to such Participant. A Participant may rescind or change any such designation at any time. Except as provided in this Section 4.3, none of the benefits that may be payable under the Plan may be assigned or transferred otherwise than by will or by the laws of descent and distribution.
      Section 4.4.     All payments made pursuant to the Plan shall be subject to withholding in respect of income and other taxes required by law to be withheld, in accordance with procedures to be established by the Committee.
      Section 4.5.     The selection of an individual for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company or any of its subsidiaries, and the right of the Company or any such subsidiary to dismiss or discharge any such Participant, or to terminate any arrangement pursuant to which any such Participant provides services to the Company, is specifically reserved. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude, other forms of compensation to or in respect of such Participants.
      Section 4.6.     The Board of Directors and the Committee shall be entitled to rely on the advice of counsel and other experts, including the independent registered public accounting firm for the Company regarding accounting matters. No member of the Board of Directors or of the Committee or any officers of the Company or its subsidiaries shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member or officer.
      Section 4.7.     Nothing contained in the Plan shall prevent the Company or any subsidiary or affiliate of the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.
ARTICLE V
Amendment or Termination of the Plan
      Section 5.1.     The Board of Directors may at any time terminate, in whole or in part, or from time to time amend the Plan, provided that, except as otherwise provided in the Plan, no such amendment or termination shall adversely affect any Awards previously made to a Participant and deferred by such Participant pursuant to Section 3.3. The Board may at any time and from time to time delegate to the Committee any or all of its authority under this Section 5.1.
ARTICLE VI
Definitions
      Section 6.1.     For the purposes of the Plan, the following terms shall have the meanings indicated:

(a) Award: The grant of an award by the Committee to a Participant pursuant to Section 3.1 or 3.4.

(b) Award Year: Any calendar year or portion thereof with respect to which an Award may be granted.

(c) Board or Board of Directors: The Board of Directors of the Company.

(d) Committee: The Committee designated pursuant to Section 2.1. Until otherwise determined by the Board of Directors, the Corporate Personnel Committee designated by such Board shall be the Committee under the Plan.

(e) Covered Officer: At any date, (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules promulgated thereunder by the Internal Revenue Service of the Department of the Treasury, provided, however, the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any grant or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any grant or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any Award will be paid to such individual.

(f) Managed Net Income: With respect to any year, the sum of (i) the net income (or net loss) of the Company and its consolidated subsidiaries for such year as reviewed by the Company’s independent registered public accounting firm, released by the Company to the public and approved by the Board; plus (or minus) (ii) the minority interests’ share in the net income (or net loss) of the Company’s consolidated subsidiaries for such year as reviewed by the Company’s independent registered public accounting firm, released by the Company to the public and approved by the Board; plus (or minus) (iii) the effect of changes in accounting principles of the Company and its consolidated subsidiaries for such year plus (or minus) the minority interests’ share in such changes in accounting principles as reviewed by the Company’s independent registered public accounting firm, released by the Company to the public and approved by the Board.

(g) Net Cash Provided by Operating Activities: With respect to any year, the net cash provided by operating activities of the Company and its consolidated subsidiaries for such year as reviewed by the Company’s independent registered public accounting firm, released by the Company to the public and approved by the Board.

(h) Net Interest Expense: With respect to any year, the net interest expense of the Company and its consolidated subsidiaries for such year as reviewed by the Company’s independent registered public accounting firm, released by the Company to the public and approved by the Board.

(i) Participant: An individual who has been selected by the Committee to receive an Award.

(j) Participant Share: The percentage of the Plan Funding Amount assigned to a Covered Officer by the Committee.

(k) Plan Funding Amount: With respect to any year, 2.5% of Net Cash Provided by Operating Activities for such year, as adjusted as provided in Section 4.2(b), but not to exceed 2.75% of Net Cash Provided by Operating Activities for such year.

(l) Return on Investment: With respect to any year, the result (expressed as a percentage) calculated according to the following formula:
a + (b - c)
d

in which “a” equals Managed Net Income for such year, “b” equals Net Interest Expense for such year, “c” equals Tax on Net Interest Expense for such year, and “d” equals Total Investment of Capital for such year.

(m) Safety Incentive Pool: The portion of the Plan Funding Amount for a given year that is determined based on the Company’s performance with regard to the safety performance goals established by the Committee pursuant to Section 4.2(b) hereof. The Safety Incentive Pool for a given year is initially equal to 0.5% of Net Cash Provided by Operating Activities for such year, but may be decreased to a minimum of 0% or increased to a maximum of 0.75% of Net Cash Provided by Operating Activities in accordance with Section 4.2(b) hereof.

(n) Section 162(m): Section 162(m) of the Internal Revenue Code of 1986, as amended, and rules promulgated by the Internal Revenue Service thereunder.

(o) Section 409A: Section 409A of the Internal Revenue Code of 1986, as amended, and rules and guidance promulgated by the Internal Revenue Service thereunder.

(p) Separation from Service: “Separation from service” as determined in accordance with Section 409A.

(q) Subsidiary: (i) Any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.

(r) Tax on Net Interest Expense: With respect to any year, the tax on the net interest expense of the Company and its consolidated subsidiaries for such year calculated at the appropriate statutory income tax rate for such year as reviewed by the Company’s independent registered public accounting firm.

(s) Total Investment of Capital: With respect to any year, the sum of (i) the weighted average of the stockholders’ equity in the Company and its consolidated subsidiaries for such year, (ii) the weighted average of the minority interests in the consolidated subsidiaries of the Company for such year, (iii) the weighted average of the redeemable preferred stock of the Company for such year and (iv) the weighted average of the long-term debt of the Company and its consolidated subsidiaries for such year, all as shown in the quarterly balance sheets of the Company and its consolidated subsidiaries for such year.

FREEPORT-MCMORAN COPPER & GOLD INC.

Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders, May 5, 2005

     The undersigned hereby appoints James R. Moffett and Richard C. Adkerson, or either of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Thursday, May 5, 2005, at 1:00 p.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter.

     If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE
(continued on reverse side)

éFOLD AND DETACH HEREé

Please mark
your votes as
indicated in
this example.

☒

You may specify your votes by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1, 2, and 3 and AGAINST Items 4 and 5.

Your Board of Directors recommends a vote FOR Items 1, 2, and 3 below.					Your Board of Directors recommends a vote AGAINST Items 4 and 5 below.

1.	Election of nine directors. Nominees are: Messrs. Allison, Day, Graham, Lackey, Moffett, Rankin, Roy and Wharton, and Ms. McDonald.	FOR ☐	WITHHOLD☐		4.	Stockholder proposal regarding majority vote requirement to elect directors.
	FOR, except withhold vote from following nominee(s):					FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Ratification of appointment of Ernst & Young LLP as independent auditors.	FOR ☐	AGAINST☐	ABSTAIN ☐	5.	Stockholder proposal regarding review of policies relating to financial support of Indonesian Government security personnel.

3.	Approval of the proposed 2005 Annual Incentive Plan.	FOR ☐	AGAINST☐	ABSTAIN ☐		FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature(s)	Date:	, 2005

é FOLD AND DETACH HEREé